NEWS RELEASE
s
102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● www.myNYCB.com

FOR IMMEDIATE RELEASE	Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

NEW YORK COMMUNITY BANCORP, INC. REPORTS STRONG THIRD QUARTER 2023 RESULTS

THIRD QUARTER 2023 DILUTED EPS OF $0.27 AND $0.36 DILUTED EPS, AS ADJUSTED

NET INTEREST MARGIN EXPANDED SIX BASIS POINTS SEQUENTIALLY TO 3.27%, SECOND CONSECUTIVE QUARTER ABOVE 3.00%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS WAS $199 MILLION AND $266 MILLION
ON AN AS ADJUSTED BASIS

FUNDING COMPOSITION CONTINUES TO IMPROVE AS WHOLESALE BORROWINGS AND BROKERED DEPOSITS
CONTINUE TO DECLINE

Third Quarter 2023 Summary

•EPS/Net Income:
–Third quarter 2023 diluted EPS on a GAAP basis of $0.27, includes a number of merger-related items.
–As adjusted, third quarter 2023 diluted EPS were $0.36 compared to $0.47 for second quarter 2023.
–Third quarter 2023 net income available to common stockholders was $199 million compared to $405 million in second quarter 2023, which includes a bargain purchase gain of $141 million.
–As adjusted, third quarter 2023 net income available to common stockholders was $266 million compared to $345 million in second quarter 2023.
–Third quarter 2023 pre-provision net revenue ("PPNR") was $330 million, compared to $541 million in second quarter 2023.
–As adjusted, third quarter 2023 PPNR was $421 million compared to $509 million in the second quarter of 2023.

•Net Interest Margin/Income:
–Third quarter 2023 net interest income ("NIM") improved to 3.27%, up six basis points compared to second quarter 2023.
–Net interest income during third quarter 2023 totaled $882 million compared to $900 million during the previous quarter of 2023.

•Balance Sheet:
–Total assets of $111.2 billion at September 30, 2023 declined $7.6 billion compared to June 30, 2023, primarily due to a decline in cash balances, a portion of which was used to paydown wholesale borrowings and brokered deposits. This was partially offset by growth in the loan portfolio.
–Total loans held for investment increased $717 million or 1% to $84.0 billion at September 30, 2023 compared to June 30, 2023, driven by growth in the commercial loan portfolio.
–Commercial and industrial loans (“C&I”) totaled $24.4 billion at September 30, 2023, up $562 million or 2% compared to June 30, 2023.
–Commercial loans represent 45% of total loans, unchanged compared to last quarter.
–Total deposits were $82.7 billion at September 30, 2023, down $5.8 billion, or 7%, compared to June 30, 2023, primarily reflecting lower custodial deposits and brokered deposits and the maturity of higher cost CDs.
–Wholesale borrowings declined $1.8 billion, or 12%, to $13.6 billion at September 30, 2023.

•Asset Quality:
–Non-performing assets ("NPAs") were $404 million at September 30, 2023 or 0.36% of total assets.
–Non-performing loans ("NPLs") were $392 million at September 30, 2023 or 0.47% of total loans.
–The allowance for credit losses totaled $619 million at September 30, 2023 or 158% of non-performing loans and 0.74% of total loans.
–Net chargeoffs were $24 million during third quarter 2023 compared to zero during third quarter 2022 and net recoveries of $1 million in the previous quarter.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

Hicksville, N.Y., October 26, 2023 – New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income for the three months ended September 30, 2023 of $207 million compared to $413 million for the three months ended June 30, 2023. Net income available to common stockholders for the three months ended September 30, 2023 was $199 million compared to $405 million for the three months ended June 30, 2023. Diluted EPS totaled $0.27 for the three months ended September 30, 2023 compared to $0.55 for the three months ended June 30, 2023.

Third quarter 2023 net income and diluted EPS were impacted by merger-related items. As adjusted, net income for the three months ended September 30, 2023 totaled $274 million, compared to $353 million for the three months ended June 30, 2023. Likewise, net income available to common stockholders as adjusted, was $266 million for the three months ended September 30, 2023 compared to $345 million for the three months ended June 30, 2023. As adjusted, diluted EPS for the three months ended September 30, 2023 were $0.36 compared to $0.47 for the three months ended June 30, 2023.

For the nine months ended September 30, 2023, the Company reported net income of $2.6 billion compared to $478 million for the nine months ended September 30, 2022. Net income available to common stockholders for the nine months ended September 30, 2023 were also $2.6 billion compared to $453 million for the nine months ended September 30, 2022. Diluted EPS for the nine months ended September 30, 2023 were $3.61 compared to $0.96 for the nine months ended September 30, 2022.

Our nine-month net income and diluted EPS include a bargain purchase gain of $2.1 billion arising from the Signature transaction. As adjusted for this item and for other merger-related items arising from both the Flagstar acquisition and the Signature transaction, net income for the nine months ended September 30, 2023 was $794 million, up 62% compared to the nine months ended September 30, 2022. Net income available to common stockholders, as adjusted, totaled $769 million for the nine months ended September 30, 2023, up 66% compared to the nine months ended September 30, 2022. Diluted EPS, as adjusted were $1.07 for the nine months ended September 30, 2023 compared to $0.98 for the nine months ended September 30, 2022.

CEO COMMENTARY
Commenting on the Company's operating results, President and Chief Executive Officer, Thomas R. Cangemi said: “Our third-quarter operating results reflect another strong performance for the Company, highlighted by a number of positives. The net interest margin continued to expand and is above 3.00% for the second consecutive quarter, we grew loans despite the high interest rate environment, and deposit trends were stable.

“The benefits of being a diversified lender continued to manifest themselves this quarter as well. Our loan portfolio increased 3% on an annualized basis compared to the previous quarter, as growth in the C&I portfolio offset declines in other categories. Total commercial loans now represent 45% of overall loans, reflecting significant diversification compared to a year-ago.

“Similarly, we also continued to improve our funding mix during the third quarter as both wholesale borrowings from the FHLB and brokered CDs declined. Overall, total deposits excluding brokered CDs and Signature-related custodial deposits were stable.

“On the asset quality front, while we experienced a significant decline in early-stage delinquencies compared to the previous quarter, non-performing loans increased on a linked-quarter basis, owing primarily to two commercial real estate loans in the office sector. Despite this, our asset quality metrics continue to be among the best in the industry with non-performing loans at 47 basis points of total loans and net charge-offs of only three basis points. This reflects our conservative underwriting practices.

“Also during the quarter, we unveiled our modern, new brand and logo combining the best elements of all three legacy banks. Our teammates are excited about the new branding as am I. Even though it is new, the meaning behind the logo does not change. We remain committed to helping our customers and our teammates thrive as we move to one bank, one brand, one culture, as the New Flagstar.

“Finally, I would like to personally thank all of our teammates who have been working diligently since the end of last year in creating the New Flagstar.”

DIVIDEND DECLARATION

On October 24, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on last night's closing price of $10.10, this represents an annualized dividend yield of 6.7%. The dividend is payable on November 16, 2023 to common stockholders of record as of November 6, 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

BALANCE SHEET SUMMARY

At September 30, 2023 total assets were $111.2 billion compared to $118.8 billion at June 30, 2023 and $90.1 billion at December 31, 2022. The linked-quarter decrease was primarily driven by lower balances of cash and cash equivalents.

Total loans and leases held for investment were $84.0 billion at September 30, 2023 compared to $83.3 billion at June 30, 2023 and $69.0 billion at December 31, 2022. The linked-quarter increase was driven by growth in the C&I, primarily specialty finance, and commercial real estate ("CRE") portfolios, while other categories were either flat or declined modestly.

The securities portfolio totaled $8.7 billion at September 30, 2023, compared to $7.8 billion at June 30, 2023 and $9.1 billion at December 31, 2022. At September 30, 2023, total securities were 8% of total assets compared to 7% at June 30, 2023. As of September 30, 2023, all of the Company’s securities were designated as “Available-for-Sale”, unchanged from June 30, 2023.

Total deposits at September 30, 2023 were $82.7 billion compared to $88.5 billion at June 30, 2023 and $58.7 billion at December 31, 2022. The linked-quarter decrease was due to lower non-interest-bearing deposits, primarily due to a decrease in custodial deposits related to the Signature transaction and other higher cost deposit categories, partially offset by an increase in interest-bearing deposits.

Wholesale borrowings at September 30, 2023 totaled $13.6 billion, down $1.8 billion or 12% compared to June 30, 2023, and down $6.8 billion, or 33% compared to December 31, 2022. At September 30, 2023, the Company has approximately $3.1 billion of wholesale borrowings at a weighted average rate of 4.02% that are either maturing or can be called during the fourth quarter of 2023.

Loans

At September 30, 2023, total C&I loans were $24.4 billion compared to $23.9 billion at June 30, 2023. The linked-quarter increase was driven by growth in specialty finance and MSR lending, partially offset by seasonally lower mortgage warehouse balances.

The multi-family loan portfolio was $37.7 billion at September 30, 2023, down slightly compared to $37.8 billion at June 30, 2023. The slight decline during the third quarter was due to the continuation of the high rate environment, which limits refinance activity.

CRE loans increased $302 million at September 30, 2023 to $13.4 billion compared to $13.1 billion at June 30, 2023. The increase was driven by homebuilder finance.

One-to-four family residential loans totaled $5.9 billion at September 30, 2023 unchanged compared to the prior quarter. Other loans totaled $2.6 billion at September 30, 2023 also unchanged compared to the prior quarter.

Loans held-for-sale at September 30, 2023 totaled $1.9 billion, down from $2.2 billion at June 30, 2023, which reflects seasonally lower balances and continued impact of higher mortgage rates.

Total commercial loans represent 45% of total loans held for investment, and multi-family loans represent 45% of total loans held for investment at September 30, 2023, which reflects significant diversification compared to the loan portfolio a year ago. Residential loans and other loans represented 7% and 3%, respectively, of total loans held for investment.

Asset Quality

Non-Performing Assets

Total NPLs rose $159 million or 68% to $392 million at September 30, 2023 compared to June 30, 2023. Repossessed assets of $12 million were slightly lower compared to the prior quarter. Total NPAs rose 64% to $404 million at September 30, 2023 compared to June 30, 2023.
At September 30, 2023, NPAs to total assets equaled 36 basis points compared to 21 basis points at June 30, 2023, while NPLs to total loans equaled 47 basis points compared to 28 basis points at June 30, 2023. The increase in NPLs and NPAs was primarily related to two commercial real estate loans in the office sector.

Allowance for Credit Losses

At September 30, 2023, the allowance for credit losses was $619 million compared to $594 million at June 30, 2023, up $25 million. The allowance for credit losses to total loans held for investment increased to 74 basis points at September 30, 2023 compared to 71 basis points at June 30, 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

Deposits

Deposits at September 30, 2023 totaled $82.7 billion, or $5.8 billion lower compared to $88.5 billion at June 30, 2023. The decrease was primarily driven by a $4.9 billion, or 16%, linked-quarter decrease in non-interest-bearing deposits to $24.9 billion, primarily due to a $3.9 billion decrease in custodial deposits related to the Signature transaction. Third quarter 2023 non-interest-bearing deposits included approximately $2.0 billion of Signature-related custodial deposits compared to $5.9 billion at June 30, 2023.

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	September 30, 2023	June 30, 2023	December 31, 2022
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.60%	9.59%	9.06%
Tier 1 risk-based capital ratio	10.17%	10.17%	9.78%
Total risk-based capital ratio	11.98%	11.95%	11.66%
Leverage capital ratio	7.92%	7.37%	9.70%

Flagstar Bank, N.A.
Common equity tier 1 ratio	11.10%	11.12%	10.96%
Tier 1 risk-based capital ratio	11.10%	11.12%	10.96%
Total risk-based capital ratio	11.77%	11.75%	11.43%
Leverage capital ratio	8.64%	8.06%	10.87%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

Net Interest Income

For the three months ended September 30, 2023, net interest income totaled $882 million, down $18 million, or 2%, compared to the three months ended June 30, 2023. The decrease was driven by lower average earning assets, partially offset by a six basis points increase in net interest margin and lower average interest-bearing liabilities.

For the nine months ended September 30, 2023, net interest income increased $1.3 billion, to $2.3 billion. The year-over-year increase was primarily the result of the Flagstar acquisition, which closed late last year, and the Signature transaction, which closed in late March of this year.
Net Interest Margin

For the three months ended September 30, 2023, the NIM was 3.27% up six basis points compared to the three months ended June 30, 2023. During the quarter, we continued to benefit from the higher interest rate environment, which positively impacted the yields on our assets. Accordingly, average interest-earning asset yields improved 28 basis points to 5.62%.

Average loan balances increased $1.9 billion, or 2%, to $85.7 billion compared to the previous quarter, while the loan yield increased 27 basis points on a quarter-over-quarter basis to 5.82%. Average cash balances decreased to $10.8 billion during the third quarter compared to $18.3 billion during the second quarter, while the average yield rose 28 basis points to 5.31% from 5.03%.

Average interest-bearing liabilities decreased $3.4 billion, or 4%, to $74.1 billion on a quarter-over-quarter basis with the average cost increasing 27 basis points to 3.37% compared to 3.10%. Average interest-bearing deposits decreased $755 million, or 1%, to $58.5 billion, while the average cost rose 35 basis points to 3.33%. Average borrowed funds declined $2.6 billion, or 14%, to $15.6 billion, while the average cost of borrowed funds increased six basis points to 3.53%. Average non-interest-bearing deposit balances rose $1.1 billion, or 4%, to $25.7 billion compared to the previous quarter.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

For the nine months ended September 30, 2023, the NIM was 3.05%, up 66 basis points compared to the nine months ended September 30, 2022. The year-over-year increase was primarily the result of a larger balance sheet driven by both the Flagstar acquisition and the Signature transaction, and due to organic loan growth, along with the impact of higher interest rates. Average interest-earning assets increased $45.8 billion, or 81%, on a year-over-year basis to $102.5 billion for the nine months ended September 30, 2023, while the average yield rose 195 basis points to 5.27%.

Average loan balances rose $33.4 billion, or 71%, to $80.6 billion while the average loan yield rose 187 basis points to 5.43% on a year-over-year basis. Average cash balances increased $8.8 billion to $11.1 billion, while the average yield rose to 5.11% from 1.12%. Average securities increased $3.5 billion, or 50%, to $10.3 billion, while the average yield improved to 4.11% from 2.43%.

Average interest-bearing liabilities increased $24.2 billion, or 49%, to $73.9 billion while the average cost increased to 3.09% from 1.06%. Average interest-bearing deposits rose $20.9 billion, or 61%, while the average cost of deposits increased to 2.94% compared to 0.71%. Average borrowed funds increased $3.3 billion to $18.7 billion while the average cost rose to 3.52% from 1.84%. Average non-interest-bearing deposits rose $16.9 billion to $21.2 billion.

Provision for Credit Losses

For the three months ended September 30, 2023, the provision for credit losses totaled $62 million compared to a $49 million provision for the three months ended June 30, 2023.

For the nine months ended September 30, 2023, the provision for credit losses totaled $281 million compared to $9 million for the nine months ended September 30, 2022. The year-to-date amount includes a $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted.

For the three months ended September 30, 2023, PPNR totaled $330 million compared to $541 million for the three months ended June 30, 2023. Excluding the impact of merger-related and restructuring expenses, PPNR for the three months ended September 30, 2023 was $421 million, down $88 million, or 17%, compared to $509 million for the three months ended June 30, 2023.

				September 30, 2023
	For the Three Months Ended			compared to
	September 30, 2023	June 30, 2023	September 30, 2022	June 30, 2023	September 30, 2022
(dollars in millions)
Net interest income	$882	$900	$326	-2%	171%
Non-interest income	160	302	17	-47%	841%
Total revenues	1,042	1,202	343	-13%	204%
Total non-interest expense	712	661	136	8%	424%
Pre - provision net revenue (PPNR)	330	541	207	-39%	59%
Provision for credit losses	62	49	2	27%	3000%
Income before taxes	268	492	205	-46%	31%
Income tax expense	61	79	53	-23%	15%
Net Income	207	413	152	-50%	36%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$199	$405	$144	-51%	38%

For the nine months ended September 30, 2023, PPNR was $3.0 billion compared to $651 million for the nine months ended September 30, 2022. Excluding the impact of merger-related and restructuring expenses, PPNR for the nine months ended September 30, 2023 totaled $1.2 billion, up $527 million, or 79%, compared to the nine months ended September 30, 2022.

	For the Nine Months Ended
	September 30, 2023	September 30, 2022	% Change
(dollars in millions)
Net interest income	$2,337	$1,017	130%
Non-interest income	2,560	49	5124%
Total revenues	4,897	1,066	359%
Total non-interest expense	1,849	415	346%
Pre - provision net revenue (PPNR)	3,048	651	368%
Provision for credit losses	281	9	3022%
Income before taxes	2,767	642	331%
Income tax expense	141	164	-14%
Net Income	2,626	478	449%
Preferred stock dividends	25	25	—%
Net income available to common stockholders	$2,601	$453	474%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

Non-Interest Income

For the three months ended September 30, 2023, non-interest income totaled $160 million compared to $302 million for the second quarter 2023. Excluding the bargain purchase gain of $141 million related to the Signature transaction in second quarter 2023, non-interest income decreased $1 million, from $161 million in second quarter 2023.

Third quarter 2023 non-interest income includes a $20 million decrease in net loan administration income to $19 million for the three months ended September 30, 2023, driven by a reduction in subservicing income related to a decrease in loans being serviced for the FDIC related to the Signature transaction. Fee income was $58 million for the three months ended September 30, 2023, an increase of $10 million compared to the second quarter 2023, driven by higher mortgage and other loan fee income. Other noninterest income was $21 million for the three months ended September 30, 2023, an increase of $7 million compared to the second quarter 2023, driven by higher Private Client Group ("PCG") related income. Net gain on loan sales of $28 million compared to $25 million during the second quarter 2023, with a mortgage gain on sale margin of 59 basis points compared to 51 basis points last quarter.

For the nine months ended September 30, 2023, non-interest income totaled $2.6 billion compared to $49 million for the nine months ended September 30, 2022. The 2023 year-to-date amount includes a bargain purchase gain of $2.1 billion related to the Signature transaction. Excluding this item, non-interest income for the nine months ended September 30, 2023 totaled $418 million compared to $49 million for the nine months ended September 30, 2022.

For the nine months ended September 30, 2023, net gains on loan sales, net return on mortgage servicing rights and net loan administration income totaled $208 million compared to no such income for the nine months ended September 30, 2022.

Non-Interest Expense

For the three months ended September 30, 2023, non-interest expense totaled $712 million, up $51 million, or 8%, on a linked-quarter basis. Excluding merger-related and restructuring expenses and intangible amortization expense, total operating expenses for the three months ended September 30, 2023 were $585 million, up $70 million compared to $515 million for the three months ended June 30, 2023. The increase was primarily driven by compensation and benefits due to the impact of recently added private banking teams and revenue-driven performance.

For the nine months ended September 30, 2023, non-interest expenses were $1.8 billion, up $1.4 billion or 346% compared to the nine months ended September 30, 2022. Excluding merger-related and restructuring expenses and intangible asset amortization, non-interest expenses for the nine months ended September 30, 2023 totaled $1.5 billion compared to $400 million, up $1.1 billion, driven by the impact of the Flagstar Bank acquisition, which closed late last year and the Signature transaction, which closed in late March of this year.

Income Taxes

For the three months ended September 30, 2023, the Company reported a provision for income taxes of $61 million compared $79 million for the three months ended June 30, 2023. The decrease was primarily driven by lower earnings. Income tax expense for second quarter of 2023 was also impacted by the bargain purchase gain arising from the Signature transaction. The effective tax rate was 22.7% for the third quarter.

For the nine months ended September 30, 2023, the provision for income taxes totaled $141 million, down $23 million or 14% compared to the nine months ended September 30, 2022. The effective tax rate for the nine months ended September 30, 2023 was 5.1% compared to 25.5% for the nine months ended September 30, 2022. Income tax expense for the nine months ended September 30, 2023 was impacted by the bargain purchase gain arising from the Signature transaction.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At September 30, 2023, the Company had $111.2 billion of assets, $85.9 billion of loans, deposits of $82.7 billion, and total stockholders’ equity of $11.0 billion.

Flagstar Bank, N.A. operates 436 branches, including strong footholds in the Northeast and Midwest and exposure to high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has 134 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

New York Community Bancorp, Inc. has market-leading positions in several national businesses, including multi-family lending, mortgage origination and servicing, and warehouse lending. The Company is the 2nd largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market area, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 7th largest bank originator of residential mortgages for the 12-months ending September 30, 2023, while we are the industry’s 5th largest sub-servicer of mortgage loans nationwide, servicing 1.6 million accounts with $412 billion in unpaid principal balances. Additionally, the Company is the 2nd largest mortgage warehouse lender nationally based on total commitments.

Post-Earnings Release Conference Call

The Company will host a conference call on Thursday, October 26, 2023, at 8:30 a.m. (Eastern Time) to discuss its third quarter 2023 performance. The conference call may be accessed by dialing (888) 440-5675 (for domestic calls) or (646) 960-0268 (for international calls) and providing the following conference ID: 8007549. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 30, 2023 and may be accessed by calling (800) 770-2030 (domestic) or (647) 362-9199 (international) and providing the following conference ID: 8007549. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 22, 2023.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our recent acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				September 30, 2023
				compared to
(dollars in millions)	September 30, 2023	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$6,929	$15,806	$2,032	-56%	241%
Securities:
Available-for-sale	8,723	7,782	9,060	12%	-4%
Equity investments with readily determinable fair values, at fair value	13	14	14	-7%	-7%
Total securities	8,736	7,796	9,074	12%	-4%
Loans held for sale	1,926	2,194	1,115	-12%	73%
Loans and leases held for investment:
Multi-family	37,698	37,831	38,130	—%	-1%
Commercial real estate and acquisition, development, and construction	13,396	13,094	10,522	2%	27%
One-to-four family first mortgage	5,882	5,889	5,821	—%	1%
Commercial and industrial	24,423	23,861	12,276	2%	99%
Other loans	2,596	2,603	2,252	—%	15%
Total loans and leases held for investment	83,995	83,278	69,001	1%	22%
Less: Allowance for credit losses on loans and leases	(619)	(594)	(393)	4%	58%
Total loans and leases held for investment, net	83,376	82,684	68,608	1%	22%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,110	1,136	1,267	-2%	-12%
Premises and equipment, net	638	660	491	-3%	30%
Core deposit and other intangibles	661	697	287	-5%	130%
Goodwill	2,426	2,426	2,426	—%	—%
Mortgage servicing rights	1,135	1,031	1,033	10%	10%
Bank-owned life insurance	1,576	1,567	1,561	1%	1%
Other assets	2,717	2,799	2,250	-3%	21%
Total assets	$111,230	$118,796	$90,144	-6%	23%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$31,087	$30,795	$22,511	1%	38%
Savings accounts	9,415	9,762	11,645	-4%	-19%
Certificates of deposit	17,310	18,188	12,510	-5%	38%
Non-interest-bearing accounts	24,863	29,752	12,055	-16%	106%
Total deposits	82,675	88,497	58,721	-7%	41%
Borrowed funds:
Wholesale borrowings	13,570	15,400	20,325	-12%	-33%
Junior subordinated debentures	578	577	575	—%	1%
Subordinated notes	437	435	432	—%	1%
Total borrowed funds	14,585	16,412	21,332	-11%	-32%
Other liabilities	2,977	2,827	1,267	5%	135%
Total liabilities	100,237	107,736	81,320	-7%	23%
Stockholders' equity:
Preferred stock	503	503	503	—%	—%
Common stock	7	7	7	—%	—%
Paid-in capital in excess of par	8,217	8,204	8,130	—%	1%
Retained earnings	3,278	3,205	1,041	2%	215%
Treasury stock, at cost	(217)	(217)	(237)	—%	-8%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(863)	(668)	(626)	29%	38%
Pension and post-retirement obligations, net of tax	(42)	(43)	(46)	-2%	-9%
Net unrealized gain on cash flow hedges, net of tax	110	69	52	NM	112%
Total accumulated other comprehensive loss, net of tax	(795)	(642)	(620)	24%	28%
Total stockholders' equity	10,993	11,060	8,824	-1%	25%
Total liabilities and stockholders' equity	$111,230	$118,796	$90,144	-6%	23%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

				September 30, 2023
	For the Three Months Ended			compared to
	September 30, 2023	June 30, 2023	September 30, 2022	June 30, 2023	September 30, 2022
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,251	$1,161	$442	8%	183%
Securities and money market investments	261	337	67	-23%	290%
Total interest income	1,512	1,498	509	1%	197%

Interest Expense:
Interest-bearing checking and money market accounts	268	232	72	16%	272%
Savings accounts	43	40	15	8%	187%
Certificates of deposit	180	169	23	7%	683%
Borrowed funds	139	157	73	-11%	90%
Total interest expense	630	598	183	5%	244%
Net interest income	882	900	326	-2%	171%
Provision for credit losses	62	49	2	27%	3000%
Net interest income after provision for credit losses	820	851	324	-4%	153%

Non-Interest Income:
Fee income	58	48	5	21%	1060%
Bank-owned life insurance	11	11	10	—%	10%
Net losses on securities	—	(1)	(1)	NM	-100%
Net return on mortgage servicing rights	23	25	—	-8%	NM
Net gain on loan sales and securitizations	28	25	—	12%	NM
Net loan administration income	19	39	—	-51%	NM
Bargain purchase gain	—	141	—	NM	NM
Other income	21	14	3	50%	600%
Total non-interest income	160	302	17	-47%	841%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	346	289	79	20%	338%
Other	239	226	53	6%	351%
Total operating expenses	585	515	132	14%	343%
Intangible asset amortization	36	37	—	-3%	NM
Merger-related and restructuring expenses	91	109	4	-17%	2175%
Total non-interest expense	712	661	136	8%	424%
Income before income taxes	268	492	205	-46%	31%
Income tax expense	61	79	53	NM	15%
Net Income	207	413	152	-50%	36%
Preferred stock dividends	8	8	8	—%	—%
Net income available to common stockholders	$199	$405	$144	-51%	38%

Basic earnings per common share	$0.27	$0.55	$0.31	-51%	-13%
Diluted earnings per common share	$0.27	$0.55	$0.30	-51%	-10%
Dividends per common share	$0.17	$0.17	$0.17	—%	—%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	For the Nine Months Ended		Change
	September 30, 2023	September 30, 2022	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$3,279	$1,259	2,020	160%
Securities and money market investments	765	152	613	403%
Total interest income	4,044	1,411	2,633	187%

Interest Expense:
Interest-bearing checking and money market accounts	657	104	553	532%
Savings accounts	122	33	89	270%
Certificates of deposit	436	46	390	848%
Borrowed funds	492	211	281	133%
Total interest expense	1,707	394	1,313	333%
Net interest income	2,337	1,017	1,320	130%
Provision for credit losses	281	9	272	3022%
Net interest income after provision for credit losses	2,056	1,008	1,048	104%

Non-Interest Income:
Fee income	133	17	116	682%
Bank-owned life insurance	32	24	8	33%
Net losses on securities	(1)	(2)	1	-50%
Net return on mortgage servicing rights	70	—	70	NM
Net gain on loan sales and securitizations	73	—	73	NM
Net loan administration income	65	—	65	NM
Bargain purchase gain	2,142	—	2,142	NM
Other income	46	10	36	360%
Total non-interest income	2,560	49	2,511	5124%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	854	238	616	259%
Other	638	162	476	294%
Total operating expenses	1,492	400	1,092	273%
Intangible asset amortization	90	—	90	NM
Merger-related and restructuring expenses	267	15	252	1680%
Total non-interest expense	1,849	415	1,434	346%
Income before income taxes	2,767	642	2,125	331%
Income tax expense	141	164	(23)	-14%
Net Income	2,626	478	2,148	449%
Preferred stock dividends	25	25	—	—%
Net income available to common stockholders	$2,601	$453	2,148	474%

Basic earnings per common share	$3.62	$0.96	$2.67	279%
Diluted earnings per common share	$3.61	$0.96	$2.65	276%
Dividends per common share	$0.51	$0.51	$—	—%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:
1.     Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.     Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.
Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended,			Nine Months Ended,
(dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Total Stockholders’ Equity	$10,993	$11,060	$6,746	$10,993	$6,746
Less: Goodwill and other intangible assets	(3,087)	(3,123)	(2,426)	(3,087)	(2,426)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,403	$7,434	$3,817	$7,403	$3,817

Total Assets	$111,230	$118,796	$62,956	$111,230	$62,956
Less: Goodwill and other intangible assets	(3,087)	(3,123)	(2,426)	(3,087)	(2,426)
Tangible Assets	$108,143	$115,673	$60,530	$108,143	$60,530

Average common stockholders’ equity	$10,692	$10,387	$6,389	$9,925	$6,443
Less: Average goodwill and other intangible assets	(3,111)	(3,149)	(2,426)	(3,011)	(2,426)
Average tangible common stockholders’ equity	$7,581	$7,238	$3,963	$6,914	$4,017

Average Assets	$114,274	$121,273	$63,269	$110,095	$61,729
Less: Average goodwill and other intangible assets	(3,111)	(3,149)	(2,426)	(3,011)	(2,426)
Average tangible assets	$111,163	$118,124	$60,843	$107,084	$59,303

GAAP MEASURES:
Return on average assets (1)	0.72%	1.36%	0.96%	3.18%	1.03%
Return on average common stockholders' equity (2)	7.42	15.58	9.01	34.94	9.39
Book value per common share	$14.52	$14.61	$13.39	$14.52	$13.39
Common stockholders’ equity to total assets	9.43%	8.89%	9.92%	9.43%	9.92%
NON-GAAP MEASURES:
Return on average tangible assets (1)	0.99%	1.19%	1.02%	0.99%	1.10%
Return on average tangible common stockholders’ equity (2)	14.01	19.05	14.81	14.83	15.43
Tangible book value per common share	$10.25	$10.29	$8.19	$10.25	$8.19
Tangible common stockholders’ equity to tangible assets	6.85%	6.43%	6.31%	6.85%	6.31%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and initial provision for credit losses are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Nine Months Ended
(dollars in millions, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income - GAAP	$207	$413	$152	$2,626	$478
Merger-related and restructuring expenses, net of tax (1)	67	81	3	198	11
Bargain purchase gain	—	(141)	—	(2,142)	—
Initial provision for credit losses, net of tax	—	—	—	97	—
Provision for bond related credit losses, net of tax	—	—	—	15	—
Net income, as adjusted - non-GAAP	$274	$353	$155	$794	$489
Preferred stock dividends	8	8	8	25	25
Net income available to common stockholders, as adjusted - non-GAAP	$266	$345	$147	$769	$464

Diluted earnings per common share - GAAP	$0.27	$0.55	$0.30	$3.61	$0.96
Diluted earnings per common share, as adjusted - non-GAAP	$0.36	$0.47	$0.31	$1.07	$0.98
(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding bargain purchase gains and merger-related and restructuring expenses to the comparable GAAP financial measures of net income for the stated periods:

				September 30, 2023
	For the Three Months Ended			compared to:
	September 30, 2023	June 30, 2023	September 30, 2022	June 30, 2023	September 30, 2022
(dollars in millions)
Net interest income	$882	$900	$326	-2%	171%
Non-interest income	160	302	17	-47%	NM
Total revenues	$1,042	$1,202	$343	-13%	204%
Total non-interest expense	712	661	136	8%	424%
Pre - provision net revenue (non-GAAP)	$330	$541	$207	-39%	59%
Bargain purchase gain	—	(141)	—	NM	NM
Merger-related and restructuring expenses	91	109	4	-17%	2175%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$421	$509	$211	-17%	100%
Provision for credit losses	62	49	2	27%	NM
Bargain purchase gain	—	141	—	NM	NM
Merger-related and restructuring expenses	(91)	(109)	(4)	-17%	2175%
Income before taxes	$268	$492	$205	-46%	31%
Income tax expense	61	79	53	-23%	15%
Net Income (GAAP)	$207	$413	$152	-50%	36%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

	For the Nine Months Ended
	September 30, 2023	September 30, 2022	Change %
(dollars in millions)
Net interest income	$2,337	$1,017	130%
Non-interest income	2,560	49	5124%
Total revenues	$4,897	$1,066	359%
Total non-interest expense	1,849	415	346%
Pre - provision net revenue (non-GAAP)	$3,048	$651	368%
Bargain purchase gain	(2,142)	—	NM
Provision for bond related credit losses	20	—	NM
Merger-related and restructuring expenses	267	15	1680%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$1,193	$666	79%
Provision for credit losses	281	9	3022%
Bargain purchase gain	2,142	—	NM
Provision for bond related credit losses	(20)	—	NM
Merger-related and restructuring expenses	(267)	(15)	1680%
Income before taxes	$2,767	$642	331%
Income tax expense	141	164	-14%
Net Income (GAAP)	$2,626	$478	449%

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	September 30, 2023				June 30, 2023				September 30, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$85,691	$1,251	5.82%		$83,810	$1,161	5.55%		$48,495	$442	3.64%
Securities	10,317	111	4.30		9,781	102	4.18		7,368	51	2.74
Reverse repurchase agreements	299	5	6.11		429	6	5.85		521	4	3.34
Interest-earning cash and cash equivalents	10,788	145	5.31		18,279	229	5.03		2,192	12	2.15
Total interest-earning assets	107,095	$1,512	5.62		112,299	$1,498	5.34		58,576	$509	3.47
Non-interest-earning assets	7,179				8,974				4,693
Total assets	$114,274				$121,273				$63,269
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$31,321	$268	3.40%		$30,647	$232	3.05%		$19,443	$72	1.47%
Savings accounts	9,628	43	1.76		10,015	40	1.61		9,297	15	0.69
Certificates of deposit	17,545	180	4.06		18,587	169	3.61		8,416	23	1.07
Total interest-bearing deposits	58,494	491	3.33		59,249	441	2.98		37,156	110	1.18
Borrowed funds	15,596	139	3.53		18,200	157	3.47		14,483	73	2.00
Total interest-bearing liabilities	74,090	$630	3.37		77,449	$598	3.10		51,639	$183	1.41
Non-interest-bearing deposits	25,703				24,613				4,037
Other liabilities	3,286				8,321				701
Total liabilities	103,079				110,383				56,377
Stockholders’ equity	11,195				10,890				6,892
Total liabilities and stockholders’ equity	$114,274				$121,273				$63,269
Net interest income/interest rate spread		$882	2.25%			$900	2.24%			$326	2.06%
Net interest margin			3.27%				3.21%				2.22%
Ratio of interest-earning assets to interest-bearing liabilities			1.45	x			1.45	x			1.13	x

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Nine Months Ended
	September 30, 2023				September 30, 2022
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$80,569	$3,279	5.43%		$47,158	$1,259	3.56%
Securities	10,314	318	4.11		6,864	125	2.43
Reverse repurchase agreements	503	21	5.74		388	7	2.35
Interest-earning cash and cash equivalents	11,127	426	5.11		2,326	20	1.12
Total interest-earning assets	102,513	$4,044	5.27		56,736	$1,411	3.32
Non-interest-earning assets	7,582				4,993
Total assets	$110,095				$61,729
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$28,385	$657	3.09%		$16,915	$104	0.82%
Savings accounts	10,240	122	1.60		9,245	33	0.49
Certificates of deposit	16,627	436	3.50		8,197	46	0.75
Total interest-bearing deposits	55,252	1,215	2.94		34,357	183	0.71
Borrowed funds	18,683	492	3.52		15,344	211	1.84
Total interest-bearing liabilities	73,935	$1,707	3.09		49,701	$394	1.06
Non-interest-bearing deposits	21,214				4,332
Other liabilities	4,518				750
Total liabilities	99,667				54,783
Stockholders’ equity	10,428				6,946
Total liabilities and stockholders’ equity	$110,095				$61,729
Net interest income/interest rate spread		$2,337	2.18%			$1,017	2.26%
Net interest margin			3.05%				2.39%
Ratio of interest-earning assets to interest-bearing liabilities			1.39	x			1.14	x

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Nine Months Ended
(dollars in millions, except share and per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
PROFITABILITY MEASURES:
Net income	$207	$413	$152	$2,626	$478
Net income available to common stockholders	199	405	144	2,601	453
Basic earnings per common share	0.27	0.55	0.31	3.62	0.96
Diluted earnings per common share	0.27	0.55	0.30	3.61	0.96
Return on average assets	0.72%	1.36%	0.96%	3.18%	1.03%
Return on average tangible assets (1)	0.99	1.19	1.02	0.99	1.10
Return on average common stockholders’ equity	7.42	15.58	9.01	34.94	9.39
Return on average tangible common stockholders' equity (1)	14.01	19.05	14.81	14.83	15.43
Efficiency ratio (2)	56.15	48.46	38.57	54.16	37.53
Operating expenses to average assets	2.05	1.70	0.83	1.81	0.86
Interest rate spread	2.25	2.24	2.06	2.18	2.26
Net interest margin	3.27	3.21	2.22	3.05	2.39
Effective tax rate	22.68	16.17	25.66	5.09	25.48
Shares used for basic common EPS computation	722,486,509	722,264,568	465,115,180	710,684,522	465,354,754
Shares used for diluted common EPS computation	724,912,890	723,726,994	466,094,357	712,438,049	466,280,938
Common shares outstanding at the respective period-ends	722,485,257	722,475,755	466,136,056	722,485,257	466,136,056

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	September 30, 2023	June 30, 2023	September 30, 2022
CAPITAL MEASURES:
Book value per common share	$14.52	$14.61	$13.39
Tangible book value per common share (1)	10.25	10.29	8.19
Common stockholders’ equity to total assets	9.43%	8.89%	9.92%
Tangible common stockholders’ equity to tangible assets (1)	6.85	6.43	6.31

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 13 of this release.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				September 30, 2023
				compared to
(dollars in millions)	September 30, 2023	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$60	$33	$13	82%	362%
Commercial real estate	157	36	20	336%	685%
One-to-four family first mortgage	90	85	92	6%	-2%
Acquisition, development, and construction	1	—	—	NM	NM
Total non-accrual mortgage loans	308	154	125	100%	146%
Commercial and industrial	65	64	3	2%	2067%
Other non-accrual loans	19	15	13	27%	46%
Total non-performing loans	392	233	141	68%	178%
Repossessed assets	12	13	12	-8%	—%
Total non-performing assets	$404	$246	$153	64%	164%

The following table presents the Company's asset quality measures at the respective dates:

	September 30, 2023	June 30, 2023	December 31, 2022
Non-performing loans to total loans held for investment	0.47%	0.28%	0.20%
Non-performing assets to total assets	0.36	0.21	0.17
Allowance for credit losses on loans to non-performing loans	157.93	255.40	278.87
Allowance for credit losses on loans to total loans held for investment	0.74	0.71	0.57

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				September 30, 2023
				compared to
(dollars in millions)	September 30, 2023	June 30, 2023	December 31, 2022	June 30, 2023	December 31, 2022
Loans 30 to 89 Days Past Due:
Multi-family	$60	$79	$34	-24%	76%
Commercial real estate	26	147	2	-82%	1200%
One-to-four family first mortgage	20	17	21	18%	-5%
Acquisition, development, and construction	1	29	—	-97%	NM
Commercial and industrial	42	45	2	-7%	2000%
Other loans	20	18	11	11%	82%
Total loans 30 to 89 days past due	$169	$335	$70	-50%	141%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(dollars in millions)
Charge-offs:
Multi-family	$2	$—	$1	$2	$1
Commercial real estate	14	—	—	14	4
One-to-four family residential	—	1	—	3	—
Acquisition, development and construction	—	—	—	—	—
Commercial and industrial	6	—	—	6	—
Other	4	2	—	9	—
Total charge-offs	$26	$3	$1	$34	$5

Recoveries:
Multi-family	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	(4)
One-to-four family residential	—	—	—	—	—
Acquisition, development and construction	—	—	—	—	—
Commercial and industrial	(1)	(3)	(1)	(8)	(6)
Other	(1)	(1)	—	(3)	—
Total recoveries	$(2)	$(4)	$(1)	$(11)	$(10)

Net charge-offs (recoveries)	$24	$(1)	$—	$23	$(5)

Net charge-offs (recoveries) to average loans (1)	0.03%	—%	—%	0.03%	(0.01)%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports Third Quarter 2023 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED

	September 30, 2023		June 30, 2023
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$326,522	1,218,812	$342,831	1,273,769
Serviced for others (3)	75,891	299,323	73,644	291,509
Serviced for own loan portfolio (4)	9,322	71,785	9,494	71,934
Total loans serviced	$411,735	1,589,920	$425,969	1,637,212

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Company owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which the Company owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.